Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.
Accordingly, the following amounts have been reclassified for September 30, 2011. Net assets of the Fund were unaffected by the reclassifications.

                                      Reduction to
                      Increase to                                        Accumulated
                                                                                Accumulated                                         Net Realized
                                   Reduction to                   Net Investment                                                  Gain on
                               Paid-in Capital                                 Income                                        Investments2
-------------------------------------------------------------------------------------------------------------------------------
                                             $1,738                                   $4,188                                                      $2,450